Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waterstone Financial, Inc.:

We consent to the use our reports dated March 15, 2013, with respect to the consolidated statements of financial condition of Waterstone Financial, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Milwaukee, Wisconsin
March 12, 2014